NEWS   FROM Petroleum Development Corporation

FOR IMMEDIATE RELEASE: March 2, 2009
CONTACT: Marti Dowling, Manager – Investor Relations, 303.831.3926

Petroleum Development Corporation Announces 2008 Fourth Quarter
and Year-End Results; Posts Solid Increases in Net Income and Cash Flow;
Increases Production 38%; Reserves 10%

DENVER, CO, March 2, 2009: Petroleum Development Corporation (NASDAQ/GSM:PETD) today reported net income for the year ended December 31, 2008 of $113.3 million, or $7.63 per diluted share, compared with December 31, 2007 net income of $33.2 million, or $2.24 per diluted share.  Fourth quarter 2008 net income was $41.1 million, or $2.78 per diluted share, while net income for the same period ending December 31, 2007 was $8.2 million, or $0.55 per diluted share.  Adjusted cash flow from operations (defined as cash flow from operations before changes in assets and liabilities, a non-GAAP measure) increased to $200.1 million for the year ended 2008 compared to $95.6 million in 2007, an increase of 109%.  Adjusted cash flow from operations for the fourth quarter 2008 was $41.4 million, compared to the same period 2007 of $27.4 million, an increase of 51%.

Oil and natural gas sales from the Company's producing properties for 2008 were up 83.7% to $321.9 million, an increase of $146.7 million over the prior year’s $175.2 million.  Additionally, for the year ending December 31, 2008, the Company recognized a $127.8 million oil and gas price risk management gain versus a $2.8 million gain for the year ending December 31, 2007.  For the fourth quarter 2008, oil and natural gas sales from the Company’s producing properties were $56.3 million.  This compares to $57.5 million for the same period of 2007.  Oil and gas price risk management gain in the fourth quarter 2008 was $102.5 million, compared to a $1.7 million loss in the same period of 2007.  The increase in the gain for oil and gas price risk management for the year and quarter, ended December 31, 2007, was due to the decline in oil and gas commodities’ future prices during the latter portion of the year.

Total 2008 annual production increased 38% to 38.7 Bcfe, compared to 28.0 Bcfe in 2007.  Growth in 2008 was 100% organic from development of our existing core operating areas.  Fourth quarter 2008 production increased 11% to 11.3 Bcfe compared to third quarter 2008 production of 10.2 Bcfe.  During 2008 the Company drilled 333 total net wells compared to 276 total net wells drilled in 2007.  The 2008 total was comprised of 312 development wells drilled and 21 exploratory wells drilled.  Eight of the development wells and ten of the exploratory wells were dry holes.  Five remaining exploratory wells are pending final determination.  The 2008 drilling program increased proved reserves 10% to 753 Bcfe at December 31, 2008, compared to 686 Bcfe at December 31, 2007.  For the year ended December 31, 2008, reserve growth provided by the drill bit was 139.3 Bcfe, reduced by 38.7 Bcfe of production and downward revisions to previous estimates of 34.4 Bcfe.  The revision was due primarily to the decrease in commodity prices at year-end 2008 compared to hedges in place.

Comparative Results	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,

	2008	2007	2008	2007
Revenues	$195,406	$95,103	$609,360	$305,235
Net income	$41,053	$8,198	$113,309	$33,209
Basic earnings per common share	$2.78	$0.56	$7.69	$2.25
Diluted earnings per common share	$2.78	$0.55	$7.63	$2.24

Richard W. McCullough, Chairman and Chief Executive Officer stated, “The company posted solid gains in operating income, production and cash flow metrics.  While we hope to see a recovery in the current depressed financial market and commodity price environment, we believe the company is poised to weather the current difficult operating conditions.”

Financial Results

Full Year 2008 Results:

Net income for the year ended December 31, 2008 increased considerably to $113.3 million compared to $33.2 million for the respective 2007 period.  This increase was due primarily to record production for the year, favorable commodity prices for the first half of 2008, and gains from oil and gas price risk management activities during the second half of 2008.  Revenue for 2008 includes a $140.3 million contribution from sales from natural gas marketing activities versus $103.6 million for 2007, and a net gain of $127.8 million from oil and gas price risk management activities versus $2.8 million for 2007.  The increase in the oil and gas price risk management gain was due to an increase in the mark-to-market value of the hedging contracts in place at December 31, 2008.  EBITDA (defined as net income, plus interest (net), income taxes and DD&A, a non-GAAP measure) increased from $131.7 million in 2007 to $306.9 million in 2008, due primarily to record production for the year, favorable commodity prices for the first half of 2008, and gains from oil and gas price risk management activities during the second half of 2008.

The Company’s exploratory expense increased from $23.6 million in 2007 to $45.1 million in 2008 as a result of impairments of both proved and unproved exploratory properties, due in part to lower prices.  Depreciation, depletion and amortization expense for the year increased to $104.6 million from $70.8 million in 2007 due to increased production.  General and administrative expense increased to $37.7 million in 2008 from $31.0 million in the previous year, due to increased payroll and payroll related expenses which included $4.7 million related to agreements with former executive officers.  Interest expense increased to $28.1 million from $9.3 million in 2007 as a result of higher outstanding balances on our credit facility and the issuance of our 12% senior notes, offset by lower average interest rates on our bank credit facility.

Fourth Quarter 2008 Results:

Net income for the fourth quarter 2008 was $41.1 million compared to the respective fourth quarter 2007 results of $8.2 million.  This increase is primarily due to increased production and gains from oil and gas price risk management activities during the quarter.  The fourth quarter 2008 gain from oil and gas price risk management activities was $102.5 million versus a loss of $1.7 million in the fourth quarter of 2007. The increase in the oil and gas price risk management gain was due to an increase in the mark-to-market value of the hedging contracts in place at December 31, 2008.  EBITDA increased 185% for the fourth quarter to $106.9 million in 2008 from $37.5 million in 2007, primarily due to increased production and gains from oil and gas price risk management activities during the quarter.

The Company’s exploratory expense increased from $8.8 million in the fourth quarter 2007 to $27.1 million in the fourth quarter 2008 as a result of impairments of both proved and unproved properties.  Depreciation, depletion and amortization expense for the 2008 fourth quarter increased to $32.7 million, from $20.0 million in the respective quarter 2007, due to increased production.  General and administrative expense increased to $10.6 million in the fourth quarter 2008 from $9.1 million in the same period of 2007 due to increased payroll and payroll related expenses.  Interest expense increased to $9.0 million in the fourth quarter 2008, from $4.5 million in the same period of 2007, as a result of higher outstanding balances on our credit facility, and the issuance of our 12% senior notes offset by lower average interest rates on our bank credit facility.

The following tables show the calculation of adjusted cash flow from operations and EBITDA for the fourth quarters and the years ended 2008 and 2007:

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Cash Flow From Operations - a non-GAAP measure
(See page 6 for explanation of non-GAAP measure.)
	Three Months Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007

Net Cash provided by Operating Activities	$35,309	$93,104	$139,101	$60,304
Changes in Assets and Liabilities	6,087	(65,739)	60,998	35,322
Related to Operations
Adjusted Cash Flow from Operations	$41,396	$27,365	$200,099	$95,626
Weighted average diluted shares outstanding	14,791	14,859	14,848	14,841
Adjusted cash flow from operations, per diluted share	$2.80	$1.84	$13.48	$6.44

Reconciliation of Net Income to EBITDA - a non-GAAP measure
(See page 6 for explanation of non-GAAP measure.)
	Three Months Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007
Net Income	$41,053	$8,198	$113,309	$33,209
Interest, net	8,895	3,851	27,541	6,617
Income Taxes	24,237	5,470	61,459	20,981
Depreciation	32,694	19,987	104,575	70,844
EBITDA	$106,879	$37,506	$306,884	$131,651
Weighted average diluted shares outstanding	14,791	14,859	14,848	14,841
EBITDA per share (fully diluted)	$7.23	$2.52	$20.67	$8.87

Operations

The 2008 operations were focused in our three primary geographic regions:

Rocky Mountain Region: The Rocky Mountain Region includes our Colorado, Kansas, North Dakota, and Wyoming operations.  The region is divided into four operating areas; (1) Wattenberg Field, (2) Grand Valley Field, (3) NECO area, and (4) North Dakota.  The Rocky Mountain Region includes approximately 320,000 gross acres of leasehold and approximately 2,408 gross oil and natural gas wells in which we own an interest (approximately 95% are operated by the Company).

Wattenberg Field, DJ Basin, Weld and Adams Counties, Colorado.  We currently own an interest in 1,390 gross, 875.2 net, oil and natural gas wells.  Our leasehold position encompasses approximately 75,900 gross acres with approximately 24,000 net undeveloped acres remaining as of December 31, 2008.  We drilled 149 gross, 122.7 net wells in the area in 2008 and produced approximately 15.4 Bcfe net to our interests.  Wells drilled in the area range from approximately 7,000 to 8,000 feet in depth and generally target oil and gas reserves in the Niobrara, Codell and J Sand reservoirs.  Well spacing ranges from 20 to 40 acres per well.  Operations in the area, in addition to the drilling of new development wells, includes the refrac of Codell and Niobrara reservoirs in existing wellbores whereby the Codell sandstone reservoir is fraced a second time and/or initial completion attempts are made in the slightly shallower Niobrara carbonate reservoir.

Grand Valley Field, Piceance Basin, Garfield County, Colorado.  We currently own an interest in 285 gross, 158.3 net, oil and natural gas wells.  Our leasehold position encompasses approximately 7,900 gross acres with approximately 5,200 net undeveloped acres remaining for development as of December 31, 2008.  We drilled 62 gross, 54.4 net wells in the area in 2008 and produced approximately 12.5 Bcfe net to our interests.  Development wells drilled in the area range from 7,000 to 9,500 feet in depth and the majority of wells are drilled directionally from multi-well pads ranging from two to eight or more wells per drilling pad.  The primary target in the area is gas reserves developed from multiple sandstone reservoirs in the Mesaverde Williams Fork formation.  Well spacing is approximately ten acres per well.

NECO area - DJ Basin, Yuma County Colorado and Cheyenne County, Kansas.  We currently own an interest in 717 gross, 504.0 net, natural gas wells.  Our leasehold position encompasses approximately 141,600 gross acres with approximately 93,200 net undeveloped acres remaining for development as of December 31, 2008.  We drilled 98 gross, 88.1 net wells in the area in 2008 and produced approximately 5 Bcfe net to our interests.  Wells drilled in the area range from approximately 1,500 to 3,000 feet in depth and target gas reserves in the shallow Niobrara reservoir.  Well spacing is approximately 40 acres per well.  New drilling operations range from exploratory wells to test undrilled, seismically defined, structural features at the Niobrara horizon, to development wells targeting known reserves in existing identified features.

North Dakota, Burke County.  We currently own an interest in 13 gross, 3.7 net oil and natural gas wells.  Our leasehold encompasses two project areas in Burke County of approximately 75,100 gross acres with approximately 46,300 net undeveloped acres remaining for development as of December 31, 2008.  The eastern area acreage is prospective for development of oil and gas reserves in the Nesson Formation.  Nesson development wells are approximately 6,000 feet in depth with single or multiple horizontal legs to 4,000 feet or more in length for a measured length of 10,000 feet or more per leg.  The westernmost acreage block is undeveloped and includes approximately 23,600 gross, 16,200 net acres.  The western project targets exploratory horizontal drilling to the Midale/Nesson/Bakken Formation at depths of approximately 6,800 feet with a lateral leg component of up to 6,100 feet.  In 2009, pursuant to a third party arrangement, we plan to drill up to four exploratory Bakken wells on our acreage with minimal capital obligation on our part in exchange for an interest in the acreage position.

Appalachian Basin: The Appalachian Basin includes our West Virginia, Pennsylvania, New York and Tennessee operations, in which we own an interest in approximately 2,090 gross, 1,566.4 net oil and natural gas wells.  Our leasehold position encompasses approximately 140,300 gross acres with approximately 19,400 net undeveloped acres remaining for development as of December 31, 2008.  We drilled 63 gross/net wells in the area in 2008 and produced approximately 3.9 Bcfe net to our interests.  The majority of our Appalachian leasehold is Devonian and Mississippian aged tight sandstone reservoirs.  We are currently evaluating the potential of the Marcellus Formation in West Virginia and Pennsylvania and have drilled three tests to date in West Virginia.

Michigan Basin: We own an interest in approximately 210 gross, 146.5 net oil and natural gas wells that produced 1.6 Bcfe net to our interest in 2008.  Wells in the area range from 1,000 to 2,500 feet in depth and produce gas from the Antrim Shale.  We drilled 2 gross and 1.6 net exploratory dry hole wells in 2008.

Other – Texas and Wyoming: In addition to the operating areas above, we have an interest in approximately 12,500 gross, 9,100 net undeveloped acres in Ft. Worth Basin, northeastern Erath County, Texas.  The leasehold acreage is prospective for the development of oil and natural gas reserves in the Barnett Shale formation at depths of approximately 5,000 feet.  Development is typically with a horizontal component of approximately 3,000 feet or more, resulting in an approximate measured length of up to 8,000 feet or more in this area.  In 2008 we commenced drilling operations and drilled three exploratory Barnett wells.  These wells generated less than 1% of our 2008 production.  Based on these results, we recorded impairments of both proved and unproved properties in this area in 2008.  We are currently evaluating our future plans in this area and currently have no drilling activity planned in 2009.

Drilling Activity

The Company drilled 379 gross wells during 2008 representing an increase of 8.6% over the prior year.  The Company’s drilling activities continued to be focused in its Rocky Mountain Region.  In addition to the drilling of the new wells, the Company recompleted (including refracs) 125 wells in 2008 compared to 181 in 2007.

Wells Drilled

	Three Months Ended December 31,				Year Ended December 31,
	2008		2007		2008		2007
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Appalachian Basin	27	27	4	4.0	63	63.0	8	8.0
Michigan	0	0.0	1	1.2	2	1.6	3	3.0
Rocky Mountain Region:
Wattenberg	33	31.4	49	26.6	149	122.7	158	106.1
Piceance	12	12.0	12	5.1	62	54.4	53	41.7
NECO	10	9.9	17	17.1	98	88.1	123	115.0
North Dakota	0	0.1	1	0.9	2	0.6	3	1.5
Total Rocky Mountain Region	55	53.4	79	49.7	311	265.8	337	264.3
Fort Worth Basin	0	0.0	1	1.0	3	3.0	1	1.0
Total Wells Drilled	82	80.4	85	55.9	379	333.4	349	276.3

Average Costs Related to Oil and Gas Drilling (per Mcfe)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Average lifting costs	$1.09	$0.94	$1.07	$0.90
Exploration expense (less impairment)	$0.40	$0.79	$0.50	$0.72
Depreciation, depletion and amortization (oil and gas properties only)	$2.73	$2.10	$2.51	$2.37

Oil and Gas Sales and Production

Production for the year ended December 31, 2008 increased 38% above volumes for the same period in 2007.  Oil and natural gas sales from the Company's producing properties for 2008 were up 83.7% to $321.9 million compared to $175.2 million for the prior year, an increase of $146.7 million.  The revenue increase was related to the Company’s record 2008 production based on success with drilling and recompletions in our core operating areas, combined with derivative positions set in place which helped protect the Company from the overall decline in market prices.

The following table summarizes production by area of operation, as well as the average sales price for the years 2008 and 2007, excluding both realized and unrealized derivative gains or losses.

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	Percent	2008	2007	Percent
Natural Gas (Mcf)
Appalachian Basin	1,006,684	820,147	22.7%	3,902,183	2,711,300	43.9%
Michigan Basin	452,325	414,969	9.0%	1,609,984	1,678,155	-4.1%
Rocky Mountains	7,857,772	5,789,002	35.7%	26,247,625	18,123,851	44.8%
Total	9,316,781	7,024,118	32.6%	31,759,792	22,513,306	41.1%

Average Sales Price	$4.21	$5.62	-25.1%	$6.98	$5.33	31.0%

Oil (Bbls)
Appalachian Basin	1,518	1,674	-9.3%	6,623	5,490	20.6%
Michigan Basin	694	1,316	-47.3%	3,469	4,301	-19.3%
Rocky Mountains	324,013	240,310	34.8%	1,150,316	900,261	27.8%
Total	326,225	243,300	34.1%	1,160,408	910,052	27.5%

Average Sales Price	$52.14	$74.00	-29.5%	$89.77	$60.65	48.0%

Natural Gas Equivalents (Mcfe)*
Appalachian Basin	1,015,792	830,191	22.4%	3,941,921	2,744,240	43.6%
Michigan Basin	456,489	422,865	8.0%	1,630,798	1,703,961	-4.3%
Rocky Mountains	9,801,850	7,230,862	35.6%	33,149,521	23,525,417	40.9%
Total	11,274,131	8,483,918	32.9%	38,722,240	27,973,618	38.4%

Average Sales Price	$4.99	$6.78	-26.4%	$8.42	$6.26	48.0%

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Oil and Gas Derivative Activities

We use various derivative instruments to manage fluctuations in oil and natural gas prices.  We have in place a series of collars, fixed price swaps and basis swaps on a portion of our oil and natural gas production.  Under the collar arrangements, if the applicable index rises above the ceiling price or swap, we pay the counterparty; however, if the index drops below the floor or swap, the counterparty pays us.  Our production volumes for the quarter ended December 31, 2008, were 326,000 Bbls of oil and 9.3 Bcf of natural gas.  Our hedging counterparties are all current or past members of our bank group for our revolver.  A complete listing of the Company’s derivative positions is included in the Company’s Form 10-K, available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures

This release refers to "Adjusted cash flow from operations" and “EBITDA” both of which are non-GAAP financial measures.  Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes it is important to consider Adjusted cash flow from operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses this measure because the collection of its receivables or payment of its obligations has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by significant changes in commodity prices. EBITDA is a non-GAAP measure calculated by adding net income, interest (net), income taxes, and depreciation, depletion and amortization for the period. Management believes EBITDA is relevant because it is a measure of cash available to fund the Company’s capital expenditures and service its debt and is a widely used industry metric which allows comparability of our results with our peers. Adjusted cash flow from operations and EBITDA are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands, except per share data)
Revenues:
Oil and gas sales	$ 56,260	$ 57,488	$ 321,877	$ 175,187
Sales from natural gas marketing activities	32,625	31,779	140,263	103,624
Oil and gas well drilling operations	413	4,812	7,615	12,154
Well operations and pipeline income	3,328	2,660	11,474	9,342
Oil and gas price risk management gain (loss), net	102,544	(1,686)	127,838	2,756
Other income	236	50	293	2,172
Total revenues	195,406	95,103	609,360	305,235

Costs and expenses:
Oil and gas production and well operations costs	17,089	15,956	78,209	49,264
Cost of natural gas marketing activities	32,624	30,482	139,234	100,584
Cost of oil and gas well drilling operations	1,116	949	2,213	2,508
Exploration expense	27,143	8,756	45,105	23,551
General and administrative expense	10,555	9,145	37,715	30,968
Depreciation, depletion and amortization	32,694	19,987	104,575	70,844
Total costs and expenses	121,221	85,275	407,051	277,719

Gain on sale of leaseholds	-	7,691	-	33,291

Income from operations	74,185	17,519	202,309	60,807
Interest income	94	603	591	2,662
Interest expense	(8,989)	(4,454)	(28,132)	(9,279)
Income before income taxes	65,290	13,668	174,768	54,190
Provision for income taxes	24,237	5,470	61,459	20,981

Net income	$ 41,053	$ 8,198	$ 113,309	$ 33,209

Basic earnings per common share	$ 2.78	$ 0.56	$ 7.69	$ 2.25

Diluted earnings per common share	$ 2.78	$ 0.55	$ 7.63	$ 2.24

Fourth Quarter and Year-End 2008 Earnings Conference Call

The Company will host a conference call with investors to discuss fourth quarter and year-end 2008 results. The Company invites you to join Richard W. McCullough, Chairman and CEO, Gysle R. Shellum, Chief Financial Officer, and Barton R. Brookman, Senior Vice President – Exploration and Production, for a conference call on Tuesday, March 3, 2009, for a discussion of the results.

What:                      Petroleum Development Corporation 2008 Earnings Conference Call

When:                      Tuesday, March 3, 2009, at 11:00 a.m. Eastern Standard Time

How:           Log on to the web site at www.petd.com, or dial-in:
Domestic (toll free) at 877.407.8031
International at 201.689.8031

Replay Numbers:
Domestic (toll free) at 877.660.6853
International at 201.612.7415
 Account #: 286, Conference ID #: 313436

A replay of the call will be available through Friday, March 13, 2009.

Contact: Marti Dowling, Manager – Investor Relations, 303.831.3926, mdowling@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our business, financial condition, results of operations and prospects.  Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated oil and natural gas production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and our management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	Further deepening of the current global economic crisis;
•	changes in production volumes, worldwide demand, and commodity prices for oil and natural gas;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the availability and cost of capital to us;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America (“U.S.”);
•	the effect of natural gas and oil derivatives activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, we urge you to carefully review and consider the disclosures made in our Form 10-K, including the risks and uncertainties that may affect our business as described under Item 1A, Risk Factors, and our other filings with the Securities and Exchange Commission.  We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events.

###

1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203 • Phone: 303.860.5800